Exhibit 10.3

PLA-1556

LIMITED EXCLUSIVE COMMERCIAL FIELD OF USE PATENT LICENSE AGREEMENT

            This Exclusive Commercial Patent License Agreement is between UT-Battelle, LLC (UT-Battelle), a Tennessee non-profit limited liability company (“Licensor”), and Mesocoat Inc., a Nevada corporation (“Licensee”), hereinafter referred to singly as the “Party” or jointly as the “Parties.”

ARTICLE 1

BACKGROUND

1.1       Licensor manages and operates the Oak Ridge National Laboratory under its Prime Contract No. DE-AC05-00OR22725 with the United States Department of Energy (“DOE”), an agency of the United States Government.

1.2       Licensor has rights in U.S. Patent #6,174,388 (Patent #1) and U.S. Patent #7,220,936 (Patent #2) listed in Exhibit A.

1.3       Licensee desires, and Licensor is willing to grant, an exclusive license under such patents and patent applications in certain fields of use.

1.4       This Agreement specifically includes Exhibit A, LICENSED PATENTS, Exhibit B, TERM SHEET & FINANCIAL OBLIGATIONS, and Exhibit C, DEVELOPMENT AND COMMERCIALIZATION PLAN, which are attached.

1.5       Except as provided in Article 8, the license will run through the Term of this Agreement.

ARTICLE 2

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

2.1       “Accounting Period” shall be the period from January 1 through December 31 of each year, with the first Accounting Period beginning on the Effective Date.

2.2       “Dispose” or “Disposition” means the sale, lease or other transfer of Licensed Products.

2.3       “Effective Date” means the date of the signature of the last Party to sign this Agreement.

2.4       “Field of Use” for Patent #1 means and is limited to wear and corrosion applications.  Field of Use for Patent #2 coating and cladding processing of an area of a material without alteration of the electrical properties of that area of the material for.

2.5       “Government” means the Federal Government of the United States of America.

2.6       “Government’s License Rights” means the Government’s nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States the Licensed Patents throughout the world, pursuant to 35 USC 202(c)(4).

2.7       “Gross Sales” means the U.S. Dollar value of all consideration to which Licensee actually received for the Disposition of Licensed Products.

Exhibit 10.3

2.8       “Licensed Patents” means Licensor’s patents and patent applications, if any, listed in Exhibit A, and any United States patents issuing at any time from the applications in Exhibit A and divisions, continuations, continuations-in-part (excluding those claims in such applications claiming new subject matter), reissues, substitutes, and extensions of the patents, patent applications, and patents issuing from the patent applications listed in Exhibit A.  The term “Licensed Patents" does not include any patent found to be unenforceable or invalid by a final adjudication by a Court of competent jurisdiction

2.9       “Licensed Process” means any process the use of which, but for the license granted herein, would infringe a claim of a Licensed Patent.

2.10     “Licensed Products” means any device, apparatus, product, compound, composition of matter, product-by-process, kit, system, material, or algorithm the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe a claim of a Licensed Patent, or any product manufactured using a Licensed Process.

2.11 “Net Sales” means the Gross Sales from the manufacture, use, or Disposition of Licensed Products by the licensee, less the total of all:

a. sales tariffs, duties and/or taxes imposed on the Licensed Products manufactured in the United States;

b. outbound transportation prepaid or allowed; and

c. amounts allowed or credited on returns.

d. the acquisition cost or value of commercially available equipment, software, systems, or subsystems incorporated into equipment sold by the licensee

e. the acquisition cost of materials incorporated into products sold.

2.12     “Royalty” and “Royalties” mean the payments owed to Licensor based on Net Sales as specified in Exhibit B.

2.13          “Term” means the period of time starting on the Effective Date and continuing until expiration of the last to expire Licensed Patents.

2.14          “Territory” means the United States of America

ARTICLE 3

GRANT

3.1       Subject to paragraphs 3.2 through 3.6 below, Licensor grants to Licensee, and Licensee accepts for the Term of this Agreement, the following grants:
            3.1.1    Stage 1 Grant: A limited exclusive non-commercial license under the Licensed Patents to practice the Licensed Process for internal research and development purposes only in the Field of Use, and to make, have made, use, offer to sell, sell, Dispose of, and import (subject to 6.1) the Licensed Products for research and development purposes only in the Field of Use.

            3.1.2    Stage 2 Grant: A limited exclusive commercial license under the Licensed Patents to practice the Licensed Process only in the Field of Use, and to make, have made, use, offer to sell, sell, Dispose of, and import (subject to 6.1) the Licensed Products only in the territory and Field of Use.

            3.1.3:  Non-exclusive grant.  At the sole discretion of the licensee, the limited exclusive commercial license may be reduced in scope to a non-exclusive license.  It is agreed that the reduction to a non-exclusive grant shall entitle the licensee to a 50% reduction in the royalties and other payments that would otherwise be due under the agreement.

The license shall be convertible from Stage 1 to Stage 2 according to the terms laid out in Exhibit B.

3.2       Licensee’s exclusive commercial license is subject to, and shall in no way restrict, the Government’s License Rights.

3.3       Licensee’s exclusive license is subject to, and shall in no way restrict, the march-in rights of the Government pursuant to 35 USC 203.

3.4       Licensor retains the right to grant non-commercial licenses in the Field of Use.

3.5       Licensor may, in its sole discretion, grant licenses to the Licensed Patents outside the territory or Field of Use.

3.6       Licensee acknowledges that no license is granted or implied under, and expressly agrees not to practice under, Licensed Patents outside the Field of Use. Licensee agrees that its practice under Licensed Patents outside the Field of Use is a breach of this Agreement and is an infringement of the Licensed Patents.

3.7       Licensor agrees that a license to use the specific equipment, process, and materials sold by the licensee in the licensed field of use is expressly incorporated in the sale of equipment and materials by the licensee.

ARTICLE 4

CONSIDERATION AND FINANCIAL OBLIGATIONS

4.1       In consideration for the License, Licensee agrees to comply with the provisions of this Agreement, to pay all Royalties, and all other consideration within the time periods and as otherwise specified in this Agreement for the Term, and to satisfy the requirements of the Commercialization Plan set forth in Exhibit C.  Prompt payment of all amounts due to Licensor and satisfaction of the Commercialization Plan requirements are material to this Agreement.

4.2       Licensee agrees to pay the Royalties in the amounts specified and on the due dates identified in Exhibit B.

4.3       Licensee shall pay to Licensor a fixed license fee in the amount specified in Exhibit B (Execution Fee), which will be nonrefundable and not creditable against any Royalties.  Exhibit B specifies when the Execution Fees are due and payable.

4.4       Licensee shall pay an annual minimum royalty, the amounts and due dates of which are specified in Exhibit B (Annual Minimum Royalty).  The Annual Minimum Royalty shall be credited against the Royalties payable each year.   In the event of termination before the end of a year for which a Minimum Royalty is due, the Minimum Royalty amount due shall be adjusted to cover only the portion of the year preceding termination.

4.5       Licensee shall reimburse Licensor for all (a) verifiable costs related to the filing and prosecution of all Licensed Patents incurred after the date of license execution; and (b) maintenance fees for Licensed Patents.  Licensee shall reimburse Licensor within thirty (30) days of submission of the proof of costs incurred by Licensor, adjusted for other licensees and the limited field of use.  In accordance with Article 8, in addition to any other remedies available to Licensor, failure by Licensee to reimburse Licensor for said costs may result in Licensor’s termination of the license.   Verifiable costs shall be reduced by any payments made by any other licensee for the same or similar cost.

4.6       All payments shall be made to Licensor in U.S. dollars by wire transfer in accordance with the following wire instructions unless and until written notice is provided by Licensor of a change in the wire instructions:

4.7       Licensee shall owe no Royalties on its Dispositions of Licensed Products involving Government funds, including funds derived through a Military Assistance Program of the Government or otherwise derived through the Government, because of the Government’s License Rights.  Licensee shall report all Revenue received from such Dispositions by providing a Government control number and identification of the Government agency in the written report for the pertinent Accounting Period.

4.8       In the event that Licensee fails to make any payment due to Licensor within the time period prescribed for such payment under this Agreement, then the unpaid or overdue amount shall bear interest at the rate of one and one half percent (1.5%) per month from the date when payment was due until payment in full, with interest, is made.  In addition, Licensee agrees to reimburse Licensor for any costs or expenses, including attorney’s fees, incurred by Licensor in collection of such overdue payments.

ARTICLE 5

RESERVED

ARTICLE 6

CONDITIONS OF GRANT

6.1       Licensee agrees that any Licensed Products for use or sale in the United States shall be substantially manufactured in the United States.

6.2       Licensee shall mark all Licensed Products in accordance with the statutes of the United States relating to marking of patented articles, see 35 U.S.C. § 287, and licensee may disclose, without restriction, the existence of a  license from licensor.  Any such marking may indicate that Licensee has a license from Licensor.  Otherwise, Licensee is prohibited from using Licensor’s name or the name “Oak Ridge National Laboratory” in any such marking or any advertising, promotion or commercialization of Licensed Products or Licensed Processes without written approval of Licensor.

6.3       The rights and licenses granted by Licensor in this Agreement are personal to Licensee and may not be assigned or otherwise transferred in whole or in part except by merger, acquisition, Joint Venture, or spin-out of a subsidiary,  as may be otherwise permitted by the terms of this Agreement.  If Licensee or a subsidiary that controls the assets relating to this agreement, merges or is otherwise acquired by another entity that acquires substantially all of Licensee’s business assets that relate to this Agreement, then Licensee may assign its rights and obligations under this Agreement to the merging or acquiring entity, effective on the date the merger or acquisition becomes effective, provided that all the following requirements have been satisfied in advance of the merger or acquisition:

6.3.1 Licensee notifies Licensor within forty-five (45) calendar days prior to said merger,   acquisition, joint venture, or subsidiary or spin-out organization assignment;

6.3.2 Licensor approves said assignment of rights and obligations under this Agreement.  Licensor’s approval, which is subject to the Prime Contract and DOE policy considerations relating to technology transfer involving foreign owned or controlled companies, shall not be unreasonably withheld;

6.3.3 Licensee shall have paid all royalties, fees and payments due Licensor prior to the merger, acquisition, joint venture, or subsidiary or spin-out assignment;

6.3.4 The merging or acquiring entity has agreed to comply with the terms and conditions of this Agreement; and

6.3.5 If the merging or acquiring entity is subject to ownership or control by a non-U.S. entity, the Licensee has obtained DOE approval of the assignment and will comply with the DOE’s foreign ownership and control justification criteria then in effect.

6.4.      Licensee shall not pledge its rights under this Agreement for any reason, including as security to obtain financing, without the prior written approval of Licensor.  The Parties agree that any such pledge by Licensee without such approval by Licensor shall be an automatic, material ~~and incurable~~ breach of the Agreement ~~resulting in termination of the Agreement effective as of the attempt by Licensee to make such pledge.~~

6.5       Licensee agrees that, in the event Licensee, by its own actions, or the action of any of its shareholders or creditors, files or has filed against it a case under the Bankruptcy Code of 1978, as previously or hereafter amended, licensor shall be entitled to relief from the automatic stay of Section 362 of Title 11 of the U.S. Code, as amended, to pursue any rights and remedies available to it under this Agreement.  Licensee hereby waives the benefits of such automatic stay and consents and agrees to raise no objection to such relief.

ARTICLE 7

RECORDS, REPORTS, AND ROYALTY PAYMENTS

7.1       Licensee shall keep and make available to Licensor for audit, inspection and copying by Licensor or its designee, including an accounting firm, no more than once each calendar year during normal business hours of the day and upon no less than seven (7) business days notice, adequate and sufficiently detailed records to enable Licensee’s financial obligations required under this Agreement to be easily determined.   Licensee shall maintain these records for a period of three (3) years after the end of the last Accounting Period to which the records refer.  In the event an examination of Licensee’s records reveals an underpayment of more than 5% of the accurate Royalty amount, Licensee shall pay all costs incurred by Licensor related to the examination of records in addition to paying the balance due.

7.2. Licensee shall provide Licensor a written report for each Accounting Period during the Term of this Agreement, no later than thirty (60) days after the end of each Accounting Period, which identifies for such Accounting Period:

(a) the total Revenues received by Licensee from the making, use, or Disposition of Licensed Products itemized by domestic and/or government rights;

(b) the total amount of sales tariffs, duties and/or taxes imposed on the Licensed Products manufactured in the United States;

(c) the total outbound transportation costs prepaid or allowed;

(d) the total amounts allowed or credited on returns; and,

(e)  the total commercially available raw material, component, system, software, and subcomponent costs incorporated into licensed product

(f) the total amount of Royalties due to Licensor.

The first such report will include this information for all Licensed Products Disposed of between the Effective Date and the end of the first Accounting Period.

7.3       Licensee shall submit a written report to Licensor within thirty (60) days after the date of any termination or expiration of this Agreement which contains the same information required in 7.2 above for Licensed Products made, used, or Disposed of  prior to such expiration or termination that were not previously reported to Licensor.  At the time this report is submitted, Licensee shall pay to Licensor all Royalties and any other consideration due Licensor.

ARTICLE 8

BREACH AND TERMINATION

8.1       This Agreement may be terminated by either Party for any material breach of the Agreement by the other Party.  Such termination shall be effective sixty (60) days after written notice specifying the breach to the other Party.  If the specified breach is cured before the effective date of termination, the Agreement will not be terminated.

8.2       In the event Licensee either (a) fails to make payment to Licensor of Royalties or other consideration in accordance with this Agreement or (b) fails to satisfy the requirements of the Commercialization Plan in Exhibit C, Licensor may, at its sole discretion, terminate this Agreement with respect to specified Licensed Patents.  There shall be no reduction in any of the payments due from Licensee, including but not limited to Royalties.

8.3       In addition to termination, in the event of a material breach by Licensee, Licensor may pursue any rights and remedies available to it by law.

8.4       This Agreement shall not be terminated for any breach that is the result of an act of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

8.5       Any termination of this Agreement shall not impact Licensor’s ownership interest, if any, in Licensee.

8.6       The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others.

8.7       Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the termination date.  Upon termination, Licensee shall execute any documents necessary to achieve the transfer to Licensor of all rights to which Licensor may be entitled under this Agreement.

8.8       This Agreement shall terminate automatically upon a final adjudication of invalidity, unenforceability, or the extinguishment of Patent #1 and Patent #2, for any reason.

8. 9      Expiration or termination of this Agreement will be without prejudice to any rights that may have accrued to the benefit of a Party prior to such expiration or termination.

8.10     This Agreement will terminate automatically if Licensee contests the validity or enforceability of any Licensed Patent, or requests reexamination of any Licensed Patent.

ARTICLE 9

INFRINGEMENT

9.1       Licensee shall notify Licensor in writing of any suspected infringement of the Licensed Patents in the Field of Use, and each Party shall inform the other of any evidence of such suspected infringement within a reasonable time of obtaining such evidence.

9.2       Licensor shall have the right during the term of this Agreement to institute, prosecute, and settle at its own expense suits for infringement of the Licensed Patents for any infringement occurring within the Field of Use, and if required by law, Licensee will join as party plaintiff in such suit, at no cost to Licensee.  Where such suit is brought by Licensor, Licensor shall be entitled to retain all damages and any other consideration recovered at successful conclusion of the suit.

9.3       In the event Licensor decides not to bring any such suit, Licensor shall so notify Licensee and Licensee may bring such suit provided that (1) except for the Government license as defined in 2.6, there are no other licensees of the Licensed Patents and (2) Licensor has not commenced suit for enforcement of the Licensed Patents in any field of use.  Settlement of any suit brought by Licensee shall require the consent of Licensor and Licensee, which neither shall unreasonably withhold from the other, and any settlement amount or recovery for damages shall be applied as follows: (i) first, to reimburse the Parties for their expenses in connection with the litigation, including compensation for the time and expenses of any either Parties’ personnel involved in the suit, and (ii) second, the Parties will share any monies remaining in accordance with an agreement entered into between the Parties before such suit is brought.

9.4       Licensor shall have the right in its absolute discretion during the Term of this Agreement to commence suits for infringement of the Licensed Patents for any infringement outside the Field of Use, at no cost to Licensee.

9.5       Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to reduce, terminate or suspend (or escrow) payment of any amounts required to be paid to Licensor pursuant to this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1     Licensee represents and warrants that it shall not export any technical information (or the direct product thereof) furnished to Licensee, either directly or indirectly by Licensor in the grant of license to the Licensed Patents, from the United States of America, directly or indirectly without first complying with all requirements of the Export Administration Regulations, including the requirement for obtaining any export license, if applicable.

10.2     Licensee shall indemnify, defend and hold harmless Licensor, DOE, their respective members, officers, directors, agents, employees, and persons acting on their behalf, (“Indemnitees”) from liability involving the violation of such export regulations, either directly or indirectly, by Licensee.

10.3     Licensee acknowledges it may be subject to criminal liability under U.S. laws for Licensee’s failure to obtain any required export license.

10.4     Subject to Article 8, Licensee agrees to indemnify and hold harmless Indemnitees from and against any and all liabilities, penalties, fines, forfeitures, claims, demands, causes of action, damages, and costs and expenses (including the costs of defense, prosecution and/or settlement, including, but not limited to, attorney’s fees), caused by, arising out of or related to, in whole or in part, Licensee’s exercise of rights under this Agreement or any other action or inaction relating to Licensed Products or Licensed Processes, including, but not limited to, claims or demands of product liability, personal injury, death, damage to property or violation of any laws or regulations, except for those arising from Licensor’s negligence.

10.5     Nothing in this Agreement shall be deemed to be a representation or warranty by Licensor or the U.S. Government of the validity of any of the patents or the accuracy, safety, or usefulness for any purpose, of any technical information, techniques, or practices at any time made available by Licensor. Neither the U.S. Government nor Licensor nor any member company of Licensor shall have any liability whatsoever to Licensee or any other person for or on account of any injury, loss, or damage of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Licensee or any other person, arising out of or in connection with or resulting from:

(A) The production, use, or sale of any apparatus or product, or the practice of the Licensed Patents;

(B) The use of any technical information, techniques, or practices disclosed by Licensor; or

(C) Any advertising or other promotional activities with respect to any of the foregoing, and Licensee shall hold the U.S. Government, Licensor, and any member company of Licensor harmless in the event the U.S. Government, Licensor or any member company of Licensor is held liable.

10.6     Licensor represents and warrants that it has the right to grant all of the rights granted herein, except as to such rights as the Government of the United States of America may have or may assert.

ARTICLE 11

DISCLAIMERS

11.1     NEITHER LICENSOR, DOE, NOR PERSONS ACTING ON THEIR BEHALF WILL BE RESPONSIBLE FOR ANY INJURY TO OR DEATH OF PERSONS OR OTHER LIVING THINGS OR DAMAGE TO OR DESTRUCTION OF PROPERTY OR FOR ANY OTHER LOSS, DAMAGE, OR INJURY OF ANY KIND WHATSOEVER RESULTING FROM LICENSOR’S GRANT OF LICENSE TO LICENSEE UNDER THIS AGREEMENT.

11.2.    ALL LICENSED PATENTS, INFORMATION, MATERIALS OR SERVICES FURNISHED UNDER OR WITH THIS AGREEMENT (“DELIVERABLES”) ARE PROVIDED ON AN “AS IS” BASIS.  NEITHER LICENSOR, DOE, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY REPRESENTATIONS, OR EXTEND ANY WARRANTIES, EITHER EXPRESS OR IMPLIED: (a) WITH RESPECT TO THE VALIDITY OF THE LICENSED PATENTS; (b) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, FITNESS FOR USE OR USEFULNESS OF ANY DELIVERABLES; (c) THAT THE USE OF ANY SUCH DELIVERABLES WILL NOT INFRINGE PRIVATELY OWNED RIGHTS; (d) THAT THE DELIVERABLES WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; (e) THAT THE DELIVERABLES WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE; OR (f) WITH RESPECT TO USE, OR DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS INCORPORATING OR MADE BY USE OF (1) INVENTIONS LICENSED UNDER THIS AGREEMENT OR (2) INFORMATION, IF ANY, FURNISHED UNDER THE AGREEMENT.  FURTHERMORE, LICENSOR AND DOE HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY LICENSED PRODUCTS RESULTING FROM LICENSOR’S GRANT OF LICENSE HEREUNDER.  IT IS AGREED THAT NEITHER LICENSOR NOR DOE SHALL BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES IN ANY EVENT.  LICENSEE SHALL MAKE NO WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF LICENSOR OR THE DOE.

Exhibit 10.3

11.3     Nothing in this Agreement will be construed as

a.                   an obligation of the Licensor to bring or prosecute actions or suits against third parties for infringement (except to the extent and in the circumstances stated in Article 9); or

b.                  an obligation of the Licensor to furnish any manufacturing or technical information or technical assistance, or

c.                   conferring a right to use in advertising, publicity, or otherwise any trademark or name of Licensor (except to the extent stated in 6.2); or

d.                  granting by implication, estoppel, or otherwise, any licenses or rights under patents of Licensor other than Licensed Patents, regardless of whether such other patents are dominant of or subordinate to any Licensed Patents.

ARTICLE 12

GENERAL

12.1     All notices and reports shall be addressed to the Parties as follows:

If to Licensor:

Business Manager, Technology Transfer

and Economic Development                                                    Facsimile

Licensor, LLC                                                                          (865) 576-9465

One Bethel Valley Road                                                          Phone

Oak Ridge, Tennessee 37831-6196                                         (865) 574-4495

If to Licensee:

President or CEO                                                                     Facsimile

MesoCoat Inc                                                                          (216) 404-0054

24112 Rockwell Dr                                                                 Phone

Euclid, OH 44117                                                                    (216) 404-0866

12.2     All stock certificates, if any, shall be sent to the address for notices.

12.3.    Any notice, report or any other communication required to be given shall be in writing and delivered either:  (a) personally, (b) by express, registered or certified first-class mail, (c) by commercial courier, or (d) by facsimile with machine confirmation of transmission.

12.4     The failure of either Party to enforce a provision of this Agreement or to exercise any right or remedy shall not be a waiver of such provision or of such rights or remedies or the right of the Parties thereafter to enforce each and every provision, right or remedy.

12.5     This Agreement may be amended or modified only by a written instrument signed by both Parties.

12.6     The determination by a Court of competent jurisdiction that any part, term, or provision of this Agreement is illegal or unenforceable, shall not affect the validity of the remaining provisions of this Agreement.

12.7     Licensor may assign this Agreement and all rights, duties and obligations hereunder, to DOE or a successor contractor to Licensor, as may be required under its prime contract with DOE.

12.8     This Agreement shall be construed according to the laws of the State of Tennessee and the United States of America and in the English language.  Any action brought to enforce any provision or obligation hereunder shall be brought in the Federal District Court for the Eastern District of Tennessee.  However, if jurisdiction is not found in Federal Court, actions shall be brought in Tennessee in either Knox, Roane, or Anderson County Court.

12.9     This Agreement is solely for the benefit of the Parties, represents the entire and integrated agreement between the Parties, and supercedes all prior negotiations, representations, and agreements, either written or oral. This Agreement, and each and every provision thereof, is for the exclusive benefit of Licensor and Licensee and not for the benefit of any third party, except to the extent expressly provided in the Agreement.

12.10   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

ARTICLE13

OFFER

The offer to execute this Agreement shall expire if this Agreement is not signed by Licensee and returned to Licensor on or before September 28, 2009.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officers or representatives.

UT-BATTELLE, LLC

By:       /s/ Mark Reeves

Name:  Mark Reeves

Title:    Deputy Director, Technology Transfer

Date:    September 18, 2009

Name of Licensee: MesoCoat Inc

By: /s/ Andrew Sherman

Name: Andrew Sherman

Title:   CEO

Date:   September 22, 2009

EXHIBIT A:  LICENSED PATENTS

Docket No.	Country	Title	Inventor(s)	Ser. No./Pat. No.	Issue Date
1290	US	Pulse Thermal Processing (PTP) of Functional Materials	Blue, Dudney, Harper, Ott	7,220,936	2/22/2007
0348	US	Rapid Infrared Heating of a Surface	Blue, Sikka	6,174,388	1/16/2001

Initials

UT-Battelle:  MR

Date:  9/18/2009

Licensee:  AS

Date:  9/22/2009

EXHIBIT B:  TERM SHEET & FINANCIAL OBLIGATIONS

A.        Type of License:  Exclusive

B.         Sublicense rights:  None

C.        Field(s) of Use:

Patent #1:  Coating and cladding processing of an area of a material without alteration of the electrical properties of that area of the material

Patent #2:  wear and corrosion resistant coatings, claddings, and surface modifications

D.        Execution Fee:

            Stage 1 Execution Fee:  $10,000

            Stage 2 Execution Fee:  $40,000, payable in two $20,000 increments, due within 6 months of

            Stage 2 Execution.

E.         Running Royalty Rate Structure:

Accounting Period	Running Royalty	Due Date
Jan. 1-Dec. 31	2.5%	March 31, the following year

F.         Annual Minimum Royalty Rate Structure:

Licensee shall pay UT-Battelle running royalties as set forth in E above, but in no event shall royalties for a calendar year be less than the following minimum royalties during each of the calendar years indicated:

Calendar Year	Minimum Royalties (USD)	Due Date
1st year after Stage 2 Execution	$10,000	March 31, the following year
2nd year after Stage 2 Execution	$15,000	March 31, the following year
3rd year after Stage 2 Execution	$20,000	March 31, the following year

N O T I C E

This Exhibit contains financial and commercial information that is BUSINESS SENSITIVE and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the UT-Battelle Prime Contract with the DOE under the same restrictions as set forth herein; (3) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party’s rights under the Agreement; (4) to the Parties’ officers, directors, and employees; (b) to the Parties’ attorneys and accountants; and (5) to the extent, if any, required by law (e.g., tax reporting, regulatory requirements, securities laws, subpoena, court order).

Initials

UT-Battelle:  MR

Date:  9/18/2009

Licensee:  AS

Date:  9/22/2009

EXHIBIT C:  DEVELOPMENT AND COMMERCIALIZATION PLAN

            Licensee agrees to invest in the development of technology and market for Products by committing Licensee’s resources, at a minimum, to the following requirements:

1)         Man-power/year

            a)  2500 man-hours in year 1

            b)  4000 man-hours in year 2

2)         Expenditures of $350,000

            Progress and substantiation of Licensee meeting these requirements shall be provided to UT-Battelle in the form of a written report to be presented at a meeting between the Parties to be held at the mutual convenience of said Parties but no later than the first anniversary and each anniversary thereafter of the effective date thereof.

N O T I C E

This Exhibit contains financial and commercial information that is BUSINESS SENSITIVE and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the UT-Battelle Prime Contract with the DOE under the same restrictions as set forth herein; (3) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party’s rights under the Agreement; (4) to the Parties’ officers, directors, and employees; (b) to the Parties’ attorneys and accountants; and (5) to the extent, if any, required by law (e.g., tax reporting, regulatory requirements, securities laws, subpoena, court order), and (6) in due diligence and and subject to a confidentiality agreement in the licensee’s pursuit of financing.

Initials

UT-Battelle:  MR

Date:  9/18/2009

Licensee:  AS

Date:  9/22/2009